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                           Exhibit 3.6

                    CERTIFICATE OF AMENDMENT
                               TO
                  CERTIFICATE OF INCORPORATION
                               OF
                          EZCORP, INC.



     It is hereby certified that:

    I. The name of the corporation (the "Corporation") is EZCORP, Inc.

   II. The Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article
FOURTH and by substituting in lieu thereof the following:

               "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is forty-six million one hundred ninety-eight thousand nine hundred ninety (46,198,990) shares of capital stock, classified as (i) five million (5,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"), (ii) forty million (40,000,000) shares of Class A Non-Voting Common Stock, par value $.01 per share ("Class A Non-Voting Common Stock"), and
     (iii) one million one hundred ninety eight thousand nine hundred ninety (1,198,990) shares of Class B Voting Common Stock, par value $.01 per share ("Class B Voting Common Stock")."

  III. The amendment to the Certificate of Incorporation herein certified has been duly approved by the Corporation's Board of Directors and was duly adopted by written consent of the stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

       EXECUTED this 13th day of March, 1998.


                                 EZCORP, INC.



                                 By:    /s/ VINCENT A. LAMBIASE
                                     -----------------------------
                                     Vincent A. Lambiase, President
                                     and Chief Executive Officer